MABVAX THERAPEUTICS HOLDINGS, INC.

CODE OF CONDUCT

JULY 13, 2015

INTRODUCTION

It is MabVax’s policy to conduct all of its activities in accordance with the highest principles of ethics. Although our organization requires employees, consultants and directors to serve numerous functions, we believe we should follow certain business practices and principles of behavior throughout our operations. This Code is intended to serve as a guide to help us maintain the highest ethical and professional standards in each of our MabVax relationships.

The Code is not exhaustive. The Code addresses certain behaviors that are particularly important, but these are only part of our overall commitment to the proper treatment of, and dealings with, our coworkers, customers, contractors, vendors, competitors, federal, state, local and foreign governments, stockholders and members of the community. Since the Code depends on the honesty, fairness and integrity brought to the job by every person in the organization, each of us has a critical role to play.

 The purpose of this Code is to promote, among other things:

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Compliance with applicable laws, rules and regulations;

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Honest and ethical conduct including, and the ethical handling of actual or potential conflicts of interest;

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The safeguarding of confidential information and the Company’s assets;

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Complete, accurate and timely reporting of the Company’s financial condition and results of operations including disclosures made in documents filed with, or furnished to, the SEC and in other public communications and complete and accurate recordkeeping;

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A healthy work environment that promotes work force diversity and is free of harassment and discrimination; and

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The prompt internal reporting and investigation of violations of this Code.

This Code applies to all subsidiaries, employees and directors of, and consultants to, MabVax.

1.    LEGAL COMPLIANCE

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each person’s operating within legal guidelines and cooperating with local, national and international authorities. We expect employees to understand the legal and regulatory requirements applicable to their area of responsibility. If you do have a question in the area of legal compliance, it is important that you seek answers from your supervisor or the Compliance Officer (as described in the last section of this document, below).

Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject you, as well as MabVax, to civil and/or criminal penalties. Conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation.

2.    RESPECT FOR PEOPLE AND NONDISCRIMINATION

You are critical to the success of MabVax, and our policy is to treat you with fairness and respect.   In turn, you should treat your fellow employees, as well as our customers, vendors, contractors and others involved in our business with the same fairness and respect.

MabVax is an equal opportunity employer. We do not tolerate discrimination against applicants or employees based on race, religion, gender, age, marital status, national origin, sexual orientation, citizenship status, disability or any other basis protected by law. We prohibit discrimination in decisions concerning recruitment, hiring, compensation, benefits, training, termination, promotions, or any other condition of employment or career development.

We are committed to providing a work environment that is free from discrimination and/or harassment of any type. We will not tolerate the use of discriminatory slurs; unwelcome, unsolicited sexual advances or harassment; or any other remarks, jokes or conduct that create or foster an offensive or hostile work environment. Each person, at every level of the organization, must act with respect and civility toward customers, coworkers and outside firms.

It is the Company’s policy to investigate thoroughly and to remedy any alleged acts of harassment. In order to accomplish this, acts of harassment must be brought to the attention of the Company. Team members who feel aggrieved because of an alleged act of harassment are under a duty to notify their supervisor or a Company officer. All complaints will be treated as confidential to the extent practical and legal, and all investigations will be conducted as expeditiously as possible. Retaliation or reprisal of any kind against a team member who in good faith reports harassment or other violation (or a potential violation) of this Code is strictly prohibited.

Any team member who is found to have harassed another team member, customer or vendor will be subject to disciplinary action including, but not limited to, termination.

MabVax is committed to a safe and drug-free workplace. The misuse of alcohol or legal drugs in connection with work activities and the use of illegal drugs are prohibited. This policy applies when you are on Company premises, when traveling on business or when conducting business outside the office; for example, at any Company function, at client meetings or dinners, or at conventions or trade shows. You must promptly report all unsafe conditions or work-related injuries, illnesses and accidents.

Please see the Employee Handbook for more specific policies in the above areas.

3.    MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS

Each employee must ensure that all MabVax documents are completed accurately, truthfully, in a timely manner, and, when applicable, are properly authorized.

Financial activities are to be recorded in compliance with all applicable laws and generally-accepted accounting practices. To ensure that accurate financial and administrative information is maintained, you should not permit or take any action that would result in the inaccurate recording of entries in MabVax’s books, records and ledgers. We require that:

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no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

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the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and our books and records reflect such documentation and be accurate and complete;

•	all employees comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. These reports must provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations in all material respects. All persons who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about MabVax that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

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no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

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all employees must cooperate fully with our Accounting Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our statements and reports filed with the SEC, are accurate and complete; and

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no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our statements and reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our statements and reports accurate in all material respects.

Any person who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer or one of the other compliance resources described in the last section below.

We maintain a separate Document Retention Policy which you must be familiar with and follow.

4.    HONESTY WITH REGULATORS AND OTHER GOVERNMENT OFFICIALS

Because MabVax is subject to a variety of government regulations, particular care must be taken to ensure that no inaccurate or misleading reports, certifications, claims or statements are made to any government agency or official.

Any attempt, or activity that could be perceived as an attempt to improperly influence government officials and employees to obtain or reward favorable treatment must be avoided.   The U.S. Foreign Corrupt Practices Act (FCPA) is of particular importance in this area.  The FCPA generally forbids giving anything of value to foreign government officials or foreign political candidates in order to obtain or retain business. It is therefore important to discuss these types of payments, including any gifts of the type discussed in the Gifts and Entertainment section below, in advance with your supervisor to make sure the Company's ethical standards are maintained and the law is followed.

5.    CONFLICTS OF INTEREST

To maintain the highest degree of integrity in the conduct of MabVax’s business and to maintain your independent judgment, you should avoid any activity involving personal interest that creates, or has the appearance of creating, a conflict between your interests and the interests of MabVax. A conflict of interest is defined as any situation in which a person has two or more duties or interests that are mutually incompatible and may tend to conflict with the proper and impartial discharge of that person’s duties, responsibilities or obligations to MabVax.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, you should discuss the matter with your supervisor or the Compliance Officer. Factors you should consider in evaluating a potential conflict of interest include:

•	Could my outside business or financial interests adversely affect my job performance or my judgment on behalf of MabVax?

•	Could my outside business or financial interests adversely affect the job performance or judgment of others with whom I work?

•	Can I reasonably conduct my activity outside of normal work hours?

•	Will I be using MabVax equipment, materials or proprietary or confidential information in my activities?

•	Could the activity have any potential adverse or beneficial impact on MabVax’s business or its relationships with customers, partners, suppliers or other service providers?

•	Could the activity enhance or support a competitor’s position?

•	Could the activity result in financial or other benefit (direct or indirect) to me or one of MabVax’s customers, partners, suppliers or other service providers?

•	Could the activity appear improper to an outside observer?

Loans to, or guarantees of obligations of, you or your family members, by MabVax could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by MabVax must be approved by the Compliance Officer, and by the Audit Committee if with respect to an officer or director.

In general, any transaction constituting a conflict of interest must be approved by your supervisor or the Compliance Officer. A related-party or other transaction that may involve a conflict of interest which involves an executive officer (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by the Audit Committee of the Board, or as otherwise directed by the Board in accordance with applicable rules and regulations, and to the extent permitted by applicable regulatory and Nasdaq rules.   Such transactions will be disclosed to stockholders as required by applicable laws, rules and regulations.

6.    OUTSIDE EMPLOYMENT AND ACTIVITIES; FAMILY MEMBERS

Full-time regular employees primary employment and professional obligation is to MabVax. Team members may not use the Company’s customers, suppliers, title, name, influence, assets, facilities, materials or services of other team members for outside activities unless specifically authorized.

Team members may not conduct Company business with a firm owned or controlled by themselves or a member of their family, or directly supervise, review or influence the job evaluation, pay or benefits of any member of their family who is an employee of MabVax.  Additionally, if you or your family member has a substantial interest or works for a business that is itself in competition with MabVax, this circumstance must be disclosed to the Compliance Officer and may be a conflict of interest.

7.    GIFTS AND ENTERTAINMENT

Giving or receiving gifts to an existing or potential customer, supplier or competitor may be construed as attempts to influence the performance of duties or to favor certain individuals or companies. Neither you nor any member of your immediate family may request, accept or give any gifts in connection with our business other than small, limited gifts and consumables up to a $200 value without the approval of the Chief Financial Officer. This includes gifts, payments, consulting fees, loans, travel or other benefits of value received directly or indirectly from any existing or potential customer, supplier or competitor. You may offer or accept gifts of a nominal or token value motivated by commonly accepted business courtesies. However, any gift that could create an obligation to the donor or recipient, or influence the business relationship with the donor or recipient, should not be accepted or offered.

Under some statutes, giving anything of value to a local, state, federal or foreign government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

Appropriate business entertainment of non-government employees occurring in connection with business discussions or the development of business relationships is generally deemed appropriate in the conduct of official business. For example, it is an acceptable practice for you to provide or accept an occasional meal or outings with vendors or customers, if there is a valid business purpose involved and the expense is not extravagant. Entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

8.    COMPETITION

MabVax’s activities are governed by federal and state antitrust and trade regulation statutes. There are many types of activities that may, in some cases, be violations of federal and state antitrust laws. For example, various activities, the effect or intent of which is to fix prices, allocate markets, or otherwise reduce competition, may violate antitrust laws. Such activities may include certain types of discussions, meetings or arrangements with MabVax’s competitors, agreements, (whether formal or informal, written or oral), or any joint activity involving MabVax and any other party.

Competitive information must be gathered with care. We must conduct all interactions with competitors, including social activities, as if they were completely in the public view, because they may later be subject to examination and unfavorable interpretation. If you have any questions about whether it is appropriate to obtain particular information, contact your supervisor or Compliance Officer.

9.    CONFIDENTIAL INFORMATION; PRIVACY & SECURITY

Much of the information we use is confidential, privileged, proprietary or of competitive value to MabVax. This confidential information may have been developed by us or may belong to others, and we are required to keep it confidential. In both instances, you must be careful to guard against disclosure of the information to any individuals outside MabVax. In addition, in the course of serving our customers, you may learn confidential or proprietary information about them. It is equally important that you guard against the disclosure of our customers’ confidential information.

You must exercise the utmost care when dealing with confidential information. All MabVax emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated to individuals outside of MabVax, except where required for MabVax-related business reasons.

Your obligation to treat certain information as confidential does not end when you leave MabVax. You may not disclose any confidential information to a new employer or to others after ceasing to be a MabVax employee, director or consultant.

Always remember that we may be asking partners, suppliers, customers and/or patients to trust us with their personal information. Preserving that trust requires that each of us respect and protect the privacy and security of their information, and that we only use their information as intended and described in our Privacy Policies. Our security procedures limit access to and use of personal information, and require that each of us take measures to protect individuals’ data from unauthorized access or use. You should be familiar with your responsibilities under these procedures, and collect, use, and access personal information only as authorized by our internal policies, our Privacy Policies and applicable data protection laws.

10.    INSIDER TRADING AND USE OF MABVAX OR CLIENT INFORMATION FOR PERSONAL GAIN

No person who has access to confidential or “inside” information is permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about MabVax or about companies with which we do business is considered confidential information. Using material non-public information to buy or sell securities, including “tipping” others who might make an investment decision based on this information, is not only unethical, it is illegal. You must exercise the utmost care when handling material inside information. We have adopted a separate Insider Trading Policy to which you are bound. You should consult the Insider Trading Policy for more specific information on the definition of “material inside information” and on buying and selling our securities or securities of companies with which we do business.

11.    MEDIA/PUBLIC DISCUSSION

It is our policy to disclose to the public all material information concerning MabVax through channels such as press releases so that those who have an interest in MabVax and our securities will have equal access to the information. At the same time, we must be prudent in our dealings with the media. Unless you are a designated spokesperson or are otherwise authorized to speak on behalf of MabVax, you should not communicate with the media or in other public forums about MabVax’s business or operations.

12.     CITIZENSHIP; POLITICAL ACTIVITY

MabVax supports and encourages your involvement in community activities and professional organizations, including MabVax-sponsored charitable activities and fundraisers. Involvement with these types of activities, however, should not adversely affect attention to MabVax duties or the quality of work performed for MabVax.

Employees who become involved with a political group must make it clear that his or her activities are being conducted purely in a personal capacity and not on behalf of or in connection with the Company or the employee’s position, and must maintain his/her personal political activities separate from the Company's business. The Company encourages personal participation by team members in the political process outside of work hours and responsibilities. This includes service on government bodies and participation in partisan political activities. However, such activities should not be conducted in a way that interferes with the employee’s job responsibilities. Team members are not to make political contributions using Company funds or take public positions on behalf of the Company, nor use the Company name, Company information or any other Company assets for political purposes.

13.    INTERNATIONAL BUSINESS

You are expected to comply with the laws in all countries in which we operate. The fact that in some countries certain laws prohibiting particular conduct are not enforced in practice, or that violation is not subject to public criticism or censure, will not excuse noncompliance. You also must comply strictly with United States laws and regulations applicable to the conduct of business outside the United States.  This includes the FCPA, discussed above.

14. ENVIRONMENTAL RESPONSIBILITY

It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practical, eliminating the use of any substances or materials that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

15.    USE OF MABVAX TECHNOLOGICAL RESOURCES

It is extremely important that you take all necessary measures to ensure the security of your computer and any computer or voicemail passwords. You must not include sensitive or confidential information in any messages that are widely distributed or sent outside MabVax unless you use MabVax-approved security techniques. If you have any reason to believe that your password or the security of a MabVax technological resource has been compromised, then you must change your password immediately and report the incident to your manager and the system administrator.

Whenever you use a MabVax computer or communications resource to send e-mail, voicemail or to access Internet services, remember that you are acting as a representative of MabVax. Your use of MabVax resources could reflect poorly on MabVax, damage our reputation, and expose you personally and MabVax to legal liability. In addition, all e-mail, voicemail and personal files stored on MabVax computers are MabVax’s property. You should therefore have no expectation of privacy in connection with these resources.

The use of technological resources must be consistent with all other MabVax policies, including those relating to sexual harassment, privacy, patents, copyrights and trademarks. You are prohibited from using MabVax’s technological resources to transmit, display, store, publish or purposely receive pornographic, obscene or sexually explicit material.

Please see the Employee Handbook for other specific policies.

16.    MABVAX ASSETS

We all have a duty to safeguard MabVax’s assets, including our physical facilities and equipment, computers, computer software, records, customer information, manpower, and MabVax names and trademarks. MabVax assets should be used for MabVax business only.

All MabVax purchases should be made strictly on the basis of quality, suitability, service, price and efficiency. We should treat our suppliers fairly and equitably. It is MabVax policy to award orders and contracts on the basis of merit and without favoritism.

17.    WAIVERS

Any waiver of this Code requires approval of the Compliance Officer. Any waiver with respect to executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or a committee of the Board, to the extent permitted by applicable regulatory and Nasdaq rules, as applicable, and will be disclosed to stockholders as required by applicable laws, rules and regulations.

18.    COMPLIANCE WITH THE CODE OF CONDUCT; STANDARDS AND PROCEDURES

Compliance Resources

To facilitate compliance with this Code, we have implemented a program of code awareness, training and review. We have established the position of Compliance Officer to oversee our legal compliance and ethics program. The Compliance Officer is a person to whom you can address questions or concerns, complaints or observations regarding suspected Code violations, although, as discussed below, you should first discuss all such issues with your supervisor, unless that is impossible or inappropriate under the circumstances. The Compliance Officer, David Hansen, CEO, can be reached at extension 301 or by e-mail.  If it is impossible or inappropriate to discuss the matter with the Compliance Officer, you may contact our outside counsel, Jeremy Glaser of Mintz, Levin at 858.314.1515.   In addition to fielding questions, concerns, complaints or observations regarding suspected Code violations, the Compliance Officer is responsible for:

•	investigating possible violations of the Code;

•	training new employees in Code policies and obtaining acknowledgments that each new employee has read and understands the Code;

•	conducting training sessions and distributing to employees copies of the Code as appropriate with a reminder that they are responsible for reading, understanding and complying with the Code;

•	obtaining annual acknowledgments from each employee that he or she has read and understands the Code;

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updating the Code as needed (and alerting employees to any such update), with appropriate approval of the Audit Committee, to reflect changes in the law, operations and in recognized best practices; and

•	otherwise promoting an atmosphere of responsible and ethical conduct.

The Compliance Officer will investigate all reported possible Code violations promptly and confidentially as appropriate under the specific circumstances.

Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact our outside counsel as detailed above. In addition, if your concern involves potential misconduct and relates to questionable accounting, internal controls or auditing matters, you may report directly to the Audit Committee as set forth below and in our separate policy “Policy for Complaints Related to Accounting and Audit Matters”.

Accounting, Internal Controls and Auditing Matters

You should inform the Compliance Officer of any concerns, complaints or observations regarding questionable accounting, internal accounting controls or auditing matters (collectively “Accounting Matters”) including any concerns or complaints regarding retaliation for reporting concerns, complaints or observations regarding Accounting Matters. If you report any concerns, complaints or observations regarding Accounting Matters to the Compliance Officer, the Compliance Officer shall promptly inform the Audit Committee of our Board of Directors. You may also report any concerns, complaints or observations regarding Accounting Matters directly to the Audit Committee as detailed in our separate  “Policy for Complaints Related to Accounting and Audit Matters.” Reported

concerns and complaints regarding Accounting Matters will be investigated promptly and confidentially as appropriate based on the specific circumstances.

Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any person in the organization who retaliates against you. We have adopted a non-retaliation policy which prohibits any employee from being subject to disciplinary or retaliatory action by MabVax or any of our employees in connection with any good faith reports or complaints as discussed in such policy.

The complaint procedure is intended to ensure that employees have a mechanism that allows the employee to bypass a supervisor he or she believes is engaged in prohibited conduct. You are expected to promptly provide to your supervisor or other persons to whom you make a compliance report, with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Supervisors must promptly report any credible reports of Code violations to the Compliance Officer, as discussed above. If you believe your supervisor has not taken appropriate action, you should contact the Compliance Officer, as discussed above, directly. You may also contact the Audit Committee directly, as discussed above. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the Compliance Officer or member of the Audit Committee, as discussed above.

If a complaining employee wishes to disclose his or her identity, the employee may do so. Confidentiality of the employee submitting the complaint will be maintained to the extent consistent with the law and the need to conduct an adequate investigation. Your cooperation in the investigation will be expected. Anonymous reports should be factual instead of speculative or conclusory, and should contain as much specific information as possible to allow the Compliance Officer and other persons investigating the report to adequately assess the nature, extent and urgency of the situation. Employees should realize that if an anonymous complaint cannot be properly investigated without additional information, we may have to close the matter for lack of sufficient information.

In the course of any investigation, we may find it necessary to share information with others on a “need to know” basis. As needed, the Compliance Officer will consult with legal counsel, other members of management, the Human Resources department and/or the Audit Committee or the Board of Directors.

If the investigation indicates that a violation of the Code, including with respect to Accounting Matters, has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

This Code is in addition to, and not intended to alter or interpret, other Company policies, some of which are referred to below, including the Employee Handbook.  Employees must be familiar with and comply with all Company policies, handbooks and codes.

This Code is a statement of policy only and does not in any way create, implicitly or explicitly, a contract, any promises to you, or a guarantee of continued employment. Nothing shall modify your status as an at-will employee. Your employment may be terminated or you may voluntarily terminate your employment at any time. The Company may modify or repeal the provisions of this Code or adopt a new Code at any time it deems appropriate, with or without notice.

Revision History

REVISION

DATE

SECTION

DESCRIPTION/REASON

MabVax rev.

July 2015

All

MabVax merger; general update

Telik Code

Feb. 2004

All